Exhibit 3.2

AMENDED

AND

RESTATED

BYLAWS

OF

NCO GROUP, INC.

(A Pennsylvania Business Corporation)

ARTICLE I

SHAREHOLDERS

1.1 Meetings.

1.1.1 Place. Meetings of the shareholders shall be held at such place within or without the Commonwealth as may be designated by the Board of Directors.

1.1.2 Annual Meeting. An annual meeting of the shareholders for the election of directors and for other business shall be held at such time in each year as may be designated by the Board of Directors.

1.1.3 Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, president, or shareholders entitled to cast at least one-fifth of the votes that all shareholders are entitled to cast at the meeting.

1.1.4 Notice. Written notice of the time and place of every meeting of shareholders and of the general nature of the business to be transacted at each special meeting of shareholders shall be given to each shareholder of record entitled to vote at the meeting at least (i) ten days prior to the day named for a meeting called to consider a fundamental change under Chapter 19 of the Pennsylvania Business Corporation Law of 1988, as amended (“BCL”), or (ii) five days before the day named for the meeting in any other case.

1.1.5 Quorum. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter shall constitute a quorum for the purpose of consideration and action on the matter.

1.1.6 Voting Rights. Except as otherwise provided herein, in the articles of incorporation or by applicable law, every shareholder shall have the right at every shareholders’ meeting to one vote for every share standing in his name on the books of the corporation which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

ARTICLE II

DIRECTORS

2.1 Number and Term. Subject to the provisions of applicable law, the Board of Directors shall have authority to determine the number of directors to constitute the Board of Directors. Each director elected to the Board of Directors shall hold office until the next annual meeting of the shareholders unless he sooner resigns or is removed or disqualified.

2.2 Powers. All corporate powers shall be exercised by or under authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors.

2.3 Meetings.

2.3.1 Place. Meetings of the Board of Directors shall be held at such place as the Board of Directors may from time to time appoint or as may be designated in the notice of the meeting.

2.3.2 Regular Meetings. Regular meetings of the Board of Directors shall be held at such times as the Board of Directors may designate. Notice of regular meetings need not be given.

2.3.3 Special Meetings. Special meetings of the Board of Directors may be called at any time by the president and shall be called by him on the written request of at least one-third of the directors. Notice of the time and place of each special meeting shall be given to each director at least two days before the meeting.

2.3.4 Quorum. A majority of the directors in office shall constitute a quorum for the transaction of business at any meeting and except as otherwise provided herein the acts of a majority of the directors present at any meeting at which a quorum is present shall be the acts of the Board of Directors.

2.4 Vacancies. Vacancies in the Board of Directors may be filled by vote of a majority of the remaining members of the Board of Directors.

2.5 Committees. The Board of Directors may by resolution adopted by a majority of the directors in office establish one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the Board of Directors. To the extent provided in such resolution, any such committee shall have and exercise the powers of the Board of Directors except as may be limited by the BCL. Unless otherwise determined by the Board of Directors, in the absence or disqualification of any member or alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

ARTICLE III

OFFICERS

3.1 Election. The Board of Directors shall elect such officers or assistant officers as it deems advisable. Any number of offices may be held by the same person.

3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by or under the direction of the Board of Directors. Except as otherwise provided by the Board of Directors (a) the president shall be the chief executive officer of the corporation, shall have general supervision over the business and operations of the corporation, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the Board of Directors and shareholders, (b) the other officers shall have the duties usually related to their offices and (c) the vice president (or vice presidents in the order determined by the Board of Directors) shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV

PERSONAL LIABILITY AND INDEMNIFICATION

4.1 Personal Liability of Directors.

(a) A director of this Corporation shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

(i) the director has breached or failed to perform the duties of his office under Chapter 17, Subchapter B of the BCL; and

(ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

(b) This Section 4.1 shall not apply to a director’s liability for monetary damages to the extent prohibited by Section 1713(b) of the BCL.

4.2 Mandatory Indemnification. The corporation shall, to the fullest extent permitted by applicable law, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the corporation or other entity) by reason of the fact that such director or officer is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including, but not limited to, reasonable attorneys’ and investigation fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding, except as otherwise provided in Section 4.4 hereof. Persons who were directors or officers of the corporation prior to the date this Section is approved by members of the corporation, but who do not hold such office on or after such date, shall not be covered by this Section 4.2. A director or officer of the corporation entitled to indemnification under this Section 4.2 is hereafter called a “person covered by Section 4.2 hereof.”

4.3 Expenses. Expenses incurred by a person covered by Section 4.2 hereof in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation, except as otherwise provided in Section 4.4.

4.4 Exceptions. No indemnification under Section 4.2 or advancement or reimbursement of expenses under Section 4.3 shall be provided to a person covered by Section 4.2 hereof: (a) with respect to expenses or the payment of profits arising from the purchase or sale of securities of the corporation in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended; (b) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which the director or officer derived an improper personal benefit; (c) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers’ and directors’ liability insurance whose premiums are paid for by the corporation or by an individual or entity other than such director or officer; and (d) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the corporation, which written consent shall not be unreasonably withheld. The Board of Directors is hereby authorized, at any time by resolution, to add to the above list of exceptions from the right of indemnification under Section 4.2 or advancement or reimbursement of expenses under Section 4.3, but any such additional exception shall not apply with respect to any event, act or omission which occurred prior to the date that the Board of Directors in fact adopts such resolution. Any such additional exception may, at any time after its adoption, be amended, supplemented, waived or terminated by further resolution of the Board of Directors of the corporation.

4.5 Continuation of Rights. The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Article IV shall continue as to a person who has ceased to be a member, director or officer of the corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

4.6 General Provisions.

(a) The term “to the fullest extent permitted by applicable law”, as used in this Article IV shall mean the maximum extent permitted by public policy, common law or statute. Any person covered by Section 4.2 hereof may, to the fullest extent permitted by applicable law, elect to have the right to indemnification or to advancement or reimbursement of expenses, interpreted, at such person’s option; (i) on the basis of the applicable law on the date this Section was approved by the shareholders; or (ii) on the basis of the applicable law in effect at the time of the occurrence of the event, act or omission giving rise to the action, suit or proceeding, or (iii) on the basis of the applicable law in effect at the time indemnification is sought.

(b) The right of a person covered by Section 4.2 hereof to be indemnified or to receive an advancement or reimbursement of expenses pursuant to Section 4.3 (i) may be enforced as a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and such person; (ii) to the fullest extent permitted by applicable law, is intended to be retroactive and shall be available with respect to events, acts or omissions occurring prior to the adoption hereof; and (iii) shall continue to exist after the rescission or restrictive modification (as determined by such person) of any provision of this Article IV with respect to events, acts and omissions occurring before such rescission or restrictive modification is adopted.

(c) If a request for indemnification or for the advancement or reimbursement of expenses pursuant hereto is not paid in full by the corporation within thirty (30) days after a written claim has been received by the corporation together with all supporting information reasonably requested by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim (plus interest at the prime rate announced from time to time by the corporation’s primary lending bank) and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses (including, but not limited to, attorneys’ and investigation fees and costs) of prosecuting such claim. Neither the failure of the corporation (including its Board of Directors or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of or the advancement or reimbursement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its Board of Directors or independent legal counsel) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

(d) The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Article IV shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

(e) Nothing contained in this Article IV shall be construed to limit the rights and powers the corporation possesses under Chapter 17, Subchapter D of the BCL, or otherwise, including, but not limited to, the powers to purchase and maintain insurance, create funds to secure or insure its indemnification obligations, and any other rights or powers the corporation may otherwise have under applicable law.

(f) The provisions of this Article IV may, at any time (and whether before or after there is any basis for a claim for indemnification or for the advancement or reimbursement of expenses pursuant hereto), be amended, supplemented, waived, or terminated, in whole or in part, with respect to any person covered by Section 4.2 hereof by a written agreement signed by the corporation and such person.

(g) The corporation shall have the right to appoint the attorney for a person covered by Section 4.2 hereof, provided such appointment is not unreasonable under the circumstances.

4.7 Optional Indemnification. The corporation may, to the fullest extent permitted by applicable law, indemnify, and advance or reimburse expenses for, persons in all situations other than that covered by Section 4.2.

ARTICLE V

SHARE CERTIFICATES AND TRANSFERS

5.1 Share Certificates. Every shareholder of record shall be entitled to a share certificate representing the shares held by him. Every share certificate shall bear the corporate seal (which may be a facsimile) and the signature of the president or a vice president and the secretary or an assistant secretary or the treasurer or an assistant treasurer of the corporation. Where a certificate is signed by a transfer agent or registrar the signature of any corporate officer may be a facsimile.

5.2 Transfers. Transfers of share certificates and the shares represented thereby shall be made on the books of the corporation only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI

AMENDMENTS

6.1 Except as restricted by applicable law, the authority to adopt, amend and repeal the bylaws of the corporation is expressly vested in the Board of Directors, subject to the power of the shareholders to change such action.